SCHEDULE 14A INFORMATION
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EnergySouth, Inc.
(Name of Registrant as Specified In Its Charter)
EnergySouth, Inc. [Board of Directors]
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PROXY STATEMENT
PROXY AND SOLICITATION
VOTING SECURITIES
ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
EQUITY COMPENSATION PLAN INFORMATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND 2005 FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
ENERGYSOUTH, INC. STOCK PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS
OTHER PROPOSALS

ENERGYSOUTH, INC.
2828 Dauphin Street
Mobile, Alabama 36606
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 27, 2006
To the Holders of Common Stock of
ENERGYSOUTH, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EnergySouth, Inc., an Alabama corporation (“EnergySouth” or the “Company”), will be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 27, 2006, at 10:00 o’clock a.m., Central Standard Time, for the purpose of:
1.	Electing four Directors of the Company to serve for terms expiring at the 2009 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified.

2.	Considering and acting upon such other and further business as may properly come before the meeting or any and all adjournments thereof.
The Board of Directors has fixed the close of business on December 15, 2005 as the record date for the determination of holders of the common stock of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Company common stock at the close of business on December 15, 2005 will be entitled to vote at the meeting.

By Order of the Board of Directors,
G. EDGAR DOWNING, JR.
Secretary
Mobile, Alabama
December 19, 2005
IMPORTANT: Even if you plan to be present at the meeting, you are urged to sign, date and promptly return the enclosed proxy, no matter how small your holdings, in order that the presence of a quorum may be assured. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

ENERGYSOUTH, INC.
PROXY STATEMENT
This Proxy Statement is furnished to the stockholders of EnergySouth, Inc. (the “Company”) in connection with the solicitation of the enclosed proxy for use at the Annual Meeting of Stockholders of the Company to be held on Friday, January 27, 2006, or any adjournment or adjournments thereof. This Proxy Statement, the accompanying form of Proxy and Notice of Annual Meeting of Stockholders, and the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2005 are first being mailed to stockholders on or about December 19, 2005.
PROXY AND SOLICITATION
The accompanying proxy is solicited on behalf of EnergySouth, Inc. for use at the Annual Meeting of the Stockholders of the Company to be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 27, 2006, at 10:00 o’clock a.m., Central Standard Time, and at any and all adjournments thereof, for the purposes set forth in the notice of the meeting annexed hereto and incorporated herein by this reference.
All costs and expenses of soliciting proxies will be borne by the Company. The Company’s costs of solicitation will include reimbursement of brokers and other persons for their expenses in sending proxy materials to their principals and obtaining their proxies.
Stockholders who execute proxies retain the right to revoke them at any time before they are voted by delivery of a written revocation to the Secretary of the Company. A proxy when executed and not so revoked will be voted in accordance therewith.
VOTING SECURITIES
As of December 15, 2005, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 7,905,738 shares of common stock, $.01 par value per share (“Common Stock”), of the Company outstanding, with each share entitled to one vote. A majority in number of votes, present in person or by proxy, constitutes a quorum for the transaction of business.

PROPOSAL 1
ELECTION OF DIRECTORS
The Articles of Incorporation of the Company provide that the number of Directors shall not be less than nine nor more than eleven, as determined from time to time by the Board of Directors. The Board has reduced the number of Directors from twelve to eleven, the Board having determined upon the recommendation of the Governance and Nominating Committee not to fill the vacancy created by the death of Mr. E. B. Peebles, Jr. in August 2005. The Articles of Incorporation also provide that the Board of Directors shall be divided into three classes, with each class serving three-year terms which end in successive years. As nearly as possible to one-third of the Board of Directors is elected each year. The Articles of Incorporation of the Company do not provide for cumulative voting in the election of Directors.
Unless authority is withheld on a proxy, shares represented by the proxies received by the Company will be voted for the election as Directors of the four nominees listed below. Each nominee is to be elected to serve until the Annual Meeting of Stockholders in 2009 and until his or her successor has been duly elected and qualified. Each of the nominees is a current director. Proxies cannot be voted for more than four persons. Should any nominee be unable or unwilling to accept election, which the Company has no reason to believe will be the case, the proxy will be voted for a substitute nominee or nominees designated by the Company.
The vote of a majority of the shares of Common Stock cast by the shares entitled to vote is required for the election of directors under Proposal 1. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for or against such individuals. All abstentions and broker non-votes will be counted towards the establishment of a quorum.
The following information is a brief account of the business experience of each nominee and director during the past five years, and of Common Stock beneficially owned by each nominee and director as of December 1, 2005, based on information received from the respective nominees and directors.

	First	No. of Shares
Name, Age, Principal Occupation During Past Five Years, and	Became	Beneficially		Percent
Other Directorships	a Director(1)	Owned(2)		of Class
Directors to Serve until Annual Meeting of Stockholders in 2009:

JOHN C. HOPE, III, 56, became Executive Vice President of	1993	12,933	(15)	*
Whitney National Bank, in January of 1998. He serves as non-executive Chairman of the Board of the Company. He serves as a member of the Board of Directors of Infirmary Health Systems, Inc., Mobile, Alabama. (3)(4)(8)(14)(15)

JUDY A. MARSTON, 62, is the owner of Judy Marston &	2000	1,050		*
Associates, Mobile, Alabama, a business consulting firm. (8) (10) (12) (16)

S. FELTON MITCHELL, JR., 61, is President of S. Felton	1993	15,704	(18)	*
Mitchell, Jr., P.C., Mobile, Alabama, a law practice, and sole proprietor of S. Felton Mitchell, Jr., CPA, Mobile, Alabama, an accounting practice. He is President of The Vibroplex7 Co., Inc., Mobile, Alabama, a manufacturer of amateur radio equipment. (5)(12)

	First	No. of Shares
Name, Age, Principal Occupation During Past Five Years, and	Became	Beneficially		Percent
Other Directorships	a Director(1)	Owned(2)		of Class
THOMAS B. VAN ANTWERP, 55, served as President of Legal	1993	573,709	(19)	7.3%
Professional Staffing, Inc., Atlanta, Georgia, from July of 1997 until June of 2004. He became Executive Director, Providence Hospital Foundation, Mobile, Alabama in June of 2004. He serves as a member of the Board of Directors of Merchants & Marine Bank, Pascagoula, Mississippi.(4)(7)(14)

Directors to Serve until Annual Meeting of Stockholders in 2008(24):

WALTER A. BELL, 62, became Commissioner of Insurance	2001	15,693	(20)	*
of the State of Alabama in January of 2003 and serves as Vice Chairman of Gulf Federal Bank. He retired in December of 2002 as Vice President, Corporate Diversity and Diversity Marketing, of the MONY Group, New York, New York, a financial services company, having served in that capacity since 1999. He served as National Director, Emerging Markets, of the MONY Group from 1995 to 1999.(8)(10)(15)

GAYLORD C. LYON, 83, is President of Gaylord C. Lyon &	1973	27,200	(21)	*
Company, Inc., a real estate appraisal and property management company, Mobile, Alabama. (10)(12)(26)

HARRIS V. MORRISSETTE, 46, is CEO of Marshall	2000	10,000		*
Biscuit Co., Inc., Mobile, Alabama and Chairman of Azalea Aviation, Inc., Mobile, Alabama. He serves as a member of the Board of Directors of BancTrust Financial Group, Inc., Mobile, Alabama, and as a Director of Williamsburg Investment Trust, Cincinnati, Ohio. (6)(13)(26)

Directors to Serve until Annual Meeting of Stockholders in 2007:

JOHN S. DAVIS, 63, has served as President and Chief	1995	115,299	(22)	1.5%
Executive Officer of the Company since its formation in February, 1998, and as President and Chief Executive Officer of Mobile Gas Service Corporation since January, 1995. He serves as a member of the Board of Directors of Infirmary Health Systems, Inc., Mobile, Alabama. He is also a member of the South Area Board of Directors of AmSouth Bank, Mobile, Alabama. (4)

WALTER L. HOVELL, 77, retired in 1995 as President	1975	64,628	(23)	*
and Chief Executive Officer of Mobile Gas Service Corporation. He serves as Vice Chairman of the Board of the Company. (4)(6)(26)

G. MONTGOMERY MITCHELL, 77, retired in 1993 as Senior	1993	8,053	(24)	*
Vice President and Director of Stone & Webster Management Consultants, Inc., Houston, Texas. He served as Chairman of the Board of Directors of Energy West, Inc., Great Falls, Montana until March 2005. (6)(9)(14)(26)

	First	No. of Shares
Name, Age, Principal Occupation During Past Five Years, and	Became	Beneficially		Percent
Other Directorships	a Director(1)	Owned(2)		of Class
ROBERT H. ROUSE, 50, is a member of Helmsing, Leach,	2001	1,762	(25)	*
Herlong, Newman & Rouse, P.C., Mobile, Alabama, a law firm. He serves as a member of the Advisory Board of Whitney National Bank (Mobile).(6)(11)(14)(16)

*	Less than one percent.

(1)	Each director has served continuously since the dates indicated.

(2)	Except as noted, the indicated owners have sole voting and dispositive power with respect to shares beneficially owned.

(3)	Chairman of the Board.

(4)	Member of Executive Committee.

(5)	Chairman of Audit Committee.

(6)	Member of Audit Committee.

(7)	Chairman of Compensation Committee.

(8)	Member of Compensation Committee.

(9)	Chairman of Risk Management Committee.

(10)	Member of Risk Management Committee.

(11)	Chairman of Retirement Committee.

(12)	Member of Retirement Committee.

(13)	Chairman of Governance and Nominating Committee.

(14)	Member of Governance and Nominating Committee.

(15)	Member of CEO Succession Search Committee.

(16)	Chairman of CEO Succession Search Committee.

(17)	Includes 183 shares owned by Mr. Hope’s spouse as to which he disclaims beneficial ownership.

(18)	Includes 1,176 shares owned by Mr. Mitchell’s spouse as to which he disclaims beneficial ownership, 4,643 shares owned by the Mitchell Family Trust, of which Mr. Mitchell is sole trustee, 461 shares owned by the Betty M. Harper Memorial Trust, of which Mr. Mitchell is sole trustee, and 7,039 shares held in his Individual Retirement Account, over which shares he has sole voting power.

(19)	Includes 168,150 shares owned by The Hearin/Chandler Foundation, 210,529 shares owned by the Staples Family LLC, 104,586 shares owned by Ann B. Hearin, 64,047 shares owned by Louise Hearin, 3,977 shares owned by Louise S. Brock, 12,573 shares owned by Luis Williams and 2,469 shares owned by Gayle Williams, as to which Mr. Van Antwerp shares voting power. Also includes 951 shares held directly by Mr. Van Antwerp over which he has sole voting and dispositive power, 4,087 shares owned jointly with Mr. Van Antwerp’s spouse with whom he shares voting and dispositive power, and 2,340 shares held in two accounts by Mr. Van Antwerp as custodian for two children under the New York Uniform Transfers to Minors Act, as to which he has sole voting and dispositive power.

(20)	Includes 2,405 shares owned by Mr. Bell’s spouse as to which he disclaims beneficial ownership.

(21)	Includes 4,000 shares owned by Mr. Lyon’s spouse.

(22)	Includes 4,598 shares held in Employees’ 401(k) Plan as of October 31, 2005 and 45,939 shares subject to options exercisable within 60 days.

(23)	Includes 36,751 shares owned by Mr. Hovell’s spouse as to which he disclaims beneficial ownership, and 620 shares held in his Individual Retirement Account, over which shares he has sole voting power.

(24)	Owned jointly with Mr. Mitchell’s spouse with whom he shares voting and dispositive power.

(25)	Includes 450 shares held in two accounts by Mr. Rouse as custodian for two children under the Alabama Uniform Gifts to Minors Act, as to which he has voting and dispositive power.

(26)	The Company’s Bylaws provide for mandatory retirement at the 2007 annual meeting of stockholders of any director then in office who has reached the age of 72 prior to that date. Messrs. Lyon, Hovell and G. Montgomery Mitchell would be subject to the provision. The Bylaws also provide that the Board may propose a nominee to be elected by stockholders of the Company at the annual meeting at which a retiring director leaves office to complete the term of the retiring director, but the Board would not be required to do so. If no director is elected at the meeting at which a director retires, the Board could (i) within the maximum of 12 and minimum of 9 directors provided for in the Articles of Incorporation, reduce the number of directors, (ii) allow the retired director’s position to remain vacant until the next annual meeting of stockholders, or (iii) elect a director to fill the vacancy until the next annual meeting of stockholders.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Director Compensation, Committees and Attendance. The directors of the Company currently also serve as directors of Mobile Gas Service Corporation (“Mobile Gas”), and receive no separate compensation for their services in such capacity. The Board of Directors had five meetings during the last fiscal year. Quarterly fees paid to non-employee members of the Board of Directors are $4,500 per quarter. The Chairman of the Board receives $3,000 annually, the Chairmen of the Governance and Nominating, Risk Management and Retirement Committees receive $1,000 annually, and the Chairmen of the Audit, Compensation and CEO Succession Search Committees receive $2,000 annually. Directors also receive $1,000 per Board meeting attended, and directors who serve on Board committees receive $500 per committee meeting attended. Directors who are also employees of the Company or its subsidiaries do not receive fees for service on the Board of Directors or its committees. Directors periodically attend programs to increase their knowledge of Company and industry information. Additionally, portions of Board meetings are periodically devoted to director education.
It is the policy of the Company that directors are expected to attend the Company’s Annual Meeting of Stockholders. All directors attended the 2005 Annual Meeting of Stockholders.
Non-Executive Chairman of the Board. The Company has a long history of having a non-executive Chairman of the Board. Presently John C. Hope, III, an independent director, serves as the non-executive Chairman of the Board.
Independent Directors. The Board of Directors has determined that Messrs. Bell, Morrissette, Hovell, Mitchell, Rouse and Hope, Ms. Marston, and Messrs. Mitchell and Van Antwerp are independent directors under Rule 4200 of the NASDAQ Marketplace Rules.
Committees of the Board. There are six standing committees of the Board, which are the Audit Committee, Compensation Committee, Executive Committee, Governance and Nominating Committee, Retirement Committee and Risk Management Committee, and in 2005 the Board appointed the CEO Succession Search Committee as a special committee of the Board.
The Audit Committee, which met seven times during the last fiscal year, appoints the independent auditors and reviews recommendations made by the auditors. The committee meets with the auditors to review the scope of the audit to be conducted and afterwards to receive the report of such audit with recommendations and advises the Board with respect thereto. The Company’s independent public accountants have free access to the Audit Committee and meet with the committee with and without management present. Members of the Audit Committee are all independent, as defined in the Nasdaq Marketplace Rules.
The Compensation Committee, which met five times during the last fiscal year, reviews and makes recommendations to the Board on establishing salaries and other compensation, including stock options, for the officers of the Company and its subsidiaries. Members of the Compensation Committee are all non-employee directors.
The Executive Committee, which did not meet during the last fiscal year, exercises all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as restricted by the By-laws of the Company and applicable law. Action by the Executive Committee is reported at the meeting of the Board next succeeding such action.

The Governance and Nominating Committee met three times during the last fiscal year. The Governance and Nominating Committee is responsible for oversight of the composition of the Board and its committees, identification and recommendation of individuals to become Board members, determination of non-employee directors’ compensation, maintenance of a statement of corporate governance guidelines, and coordination of performance evaluations of the Board and its committees. Member of the Governance and Nominating Committee are all independent directors as defined in the Nasdaq Marketplace Rules.
The Retirement Committee, which met five times during the last fiscal year, is responsible for the general administration of the Employee Savings Plan and the Voluntary Employees’ Beneficiary Association Plans, as well as the Retirement Plan.
The Risk Management Committee, which met twice during the last fiscal year, is responsible for reviewing risk management policies and programs throughout the Company to assure that they are appropriate to the short and long term objectives of the Company. The Committee also advises the Board of Directors of the effectiveness of these policies and programs.
Nominating Committee Functions of Governance and Nominating Committee. Among other responsibilities, the Governance and Nominating Committee is responsible for evaluating and recommending to the full Board nominees to fill vacancies on the Board and for directors to be elected or re-elected by the Company’s stockholders at each annual meeting. The Board of Directors has adopted a Governance and Nominating Committee Charter, a copy of which was attached as Appendix C to the Company’s proxy statement with respect to the 2005 Annual Meeting of Stockholders. A copy of the Governance and Nominating Committee Charter is available to stockholders on the Company’s Web site, www.energysouth.com.
The Governance and Nominating Committee has not established specific minimum age, education, experience or skill requirements for potential directors. The Governance and Nominating Committee is expected to take into account all factors it considers appropriate in fulfilling its responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:
•	an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•	regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.
The Governance and Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s current directors and management as well as input from third parties, including executive search firms retained by the Board. The Governance and Nominating Committee will obtain background information about candidates, which may include information from directors’ and officers’ questionnaires and background and reference checks, and will then interview such qualified candidates as it determines to be appropriate. In such event the Company’s other directors will also have an opportunity to meet and interview such qualified candidates. The Governance and Nominating Committee will then determine, based on the background information and the information obtained in any interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.
The Company has not implemented a formal policy concerning stockholder recommendations for director nominees, and the Board of Directors does not feel that such a formal policy is warranted at this time based on what it believes to be satisfactory experience to date in identifying director nominees without such a policy. However, a reasonable stockholder recommendation will be considered, in light of the particular needs of the Company and using the procedures set forth above, if the Board is seeking input from third parties to identify potential nominees. Any such recommendation should be communicated to the Board of Directors as described below. Although it does not presently anticipate doing so, the Board of Directors may consider adoption of a formal policy for stockholder recommendations for director nominees at such time as it believes that the Company’s circumstances warrant such consideration.
Stockholder Communications to Board of Directors. The Company has not instituted a formal process for stockholders to send communications to the Board of Directors. However, informal processes exist by which communications sent to the Board of Directors are forwarded to the Secretary of the Company. The Board of Directors believes this process has adequately served the needs of the Board of Directors and the Company’s stockholders. Stockholders may direct communications intended for the Board of Directors to the Secretary of the Company at P.O. Box 2607, Mobile, Alabama 36652. Copies of appropriate communications will be circulated to the Board of Directors.
Deferred Fee Plan. Pursuant to the Amended and Restated Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”), directors may make an advance election to defer director’s fees, and to have such deferred fees treated as though invested in Common Stock, or as cash earning interest at the prime rate. Messrs. Hope, Hovell, S. Felton Mitchell, Jr., Morrissette, Rouse and Van Antwerp elected to defer all or a portion of director’s fees payable to them during fiscal year 2005.
On April 1, 2004, the Company amended the Deferred Fee Plan to provide that deferred fees treated as though invested in Common Stock would be payable solely in Common Stock and established a non-qualified grantor trust (the “Trust”) to assist in meeting obligations under the Plan which are funded through the issuance of Common Stock. After the amendment of the Deferred Fee Plan and the establishment of the Trust, the Company is no longer required to record compensation expense based on the market value of Common Stock as described above. The assets held in the Trust are intended to be used to pay benefits payable under the Plan, but are subject to, among other things, the claims of general creditors of the Company. At September 30, 2005, approximately 66,000 shares had been issued to the Trust. There are 24,000 shares of the Company’s authorized but unissued Common Stock that are reserved for issuance to fund the deferred compensation obligations under the Plan.
Insurance. The Company provides accidental death and dismemberment insurance of $200,000 for each Director traveling on Company business. Premium cost for the fiscal year for such coverage was $135 for each director not serving as an officer. The Company is not designated as the beneficiary under the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company believes that all requirements under Section 16(a) of the Securities and Exchange Act of 1934 applicable to directors and executive officers of the Company were complied with by such persons during the last fiscal year, except that: Mr. Coffeen filed late three Form 4 reports, including two reports filed one day and two days late, respectively, with respect to an aggregate of 855 shares sold in two transactions on the day Hurricane Katrina made landfall on the Gulf Coast and the business day before, and one report on Form 4 with respect to a sale in a single transaction of 1,500 shares earlier in 2005; and Mr. Lyon filed nine days late a report on Form 4 with respect to a sale in a single transaction of 4,000 shares. In making this disclosure, the Company has relied on written representations by or on behalf of its directors and executive officers and copies of reports filed.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of December 1, 2005 information concerning (i) beneficial ownership of Common Stock, the only class of voting securities of the Company, by persons who are known by the Company to own beneficially more than 5% of such common stock, and (ii) beneficial ownership of such common stock by all directors and executive officers of the Company and Mobile Gas as a group. Except as noted below, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Name and Address	Amount Beneficially Owned		Percent of Class
Thomas B. Van Antwerp	573,709	(1)	7.3%
P.O. Box 443
Mobile, Alabama 36601

All directors and executive	1,034,304	(1)(2)	12.9%
officers as a group (21 persons)

(1)	Includes 168,150 shares owned by The Hearin/Chandler Foundation, 210,529 shares owned by the Staples Family LLC, 104,586 shares owned by Ann B. Hearin, 64,047 shares owned by Louise Hearin, 3,977 shares owned by Louise S. Brock, 12,573 shares owned by Luis Williams and 2,469 shares owned by Gayle Williams, as to which Mr. Van Antwerp shares voting power. Also includes 951 shares held directly by Mr. Van Antwerp over which he has sole voting and dispositive power, 4,087 shares owned jointly with Mr. Van Antwerp’s spouse with whom he shares voting and dispositive power, and 2,340 shares held in two accounts by Mr. Van Antwerp as custodian for two children under the New York Uniform Transfers to Minors Act, as to which he has sole voting and dispositive power.

(2)	Includes 48,854 shares owned by spouses of officers and directors, 29,492 shares owned jointly by officers and directors and their respective spouses, 35,922 shares credited to officers’ accounts in the Employees’ 401(k) Plan as of October 31, 2005, and 146,864 shares subject to options exercisable within 60 days.

EXECUTIVE COMPENSATION
The following table contains information with respect to compensation paid or set aside by the Company and its subsidiaries for services in all capacities during fiscal years 2005, 2004 and 2003 to the Company’s Chief Executive Officer and to the four most highly compensated executive officers of the Company and its subsidiaries, other than Chief Executive Officer, whose aggregate salary and bonus exceeded $100,000 for fiscal year 2005.
SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
	Annual Compensation					Awards
				Other Annual		Securities
		Salary	Bonus	Compensation		Underlying
Name and Principal Position	Year	($)	($)	($)		Options(#)
John S. Davis	2005	309,500	99,375	14,600	(1)	18,750
President and Chief Executive	2004	297,000	142,500	12,623	(1)	18,750
Officer	2003	294,417	118,800	10,661	(1)	18,750

W. G. Coffeen, III	2005	179,500	43,000	5,385	(2)	7,500
Senior Vice President, Corporate	2004	177,000	50,000	5,310	(2)	7,500
Development	2003	175,833	50,000	5,275	(2)	7,500

Charles P. Huffman	2005	172,083	46,000	5,163	(3)	7,500
Senior Vice President and Chief	2004	165,000	56,000	4,950	(3)	7,500
Financial Officer	2003	163,333	50,000	4,900	(3)	7,500

G. Edgar Downing, Jr.	2005	148,167	31,200	4,445	(4)	4,500
Senior Vice President, Secretary	2004	144,000	41,000	4,320	(4)	4,500
and General Counsel	2003	143,167	35,000	4,280	(4)	3,750

Gregory H. Welch	2005	146,250	37,200	4,387	(5)	6,000
President of MGS Storage	2004	136,667	43,000	4,100	(5)	6,000
Services, Inc., the general partner of Bay Gas Storage Company, Ltd.	2003	118,333	36,500	3,550	(5)	12,000

(1)	Includes $9,099, $7,425 and $5,733 contributed to Mr. Davis’ account in the Employees’ 401(k) Plan for the 2005, 2004 and 2003 fiscal years, respectively, and $5,501, $5,198 and $4,928 paid to Mr. Davis in 2005, 2004 and 2003, respectively, pursuant to incentive units granted under the Company’s 1992 Incentive Plan.

(2)	Amounts contributed to Mr. Coffeen’s account in the Employees’ 401(k) Plan for the 2005, 2004 and 2003 fiscal years, respectively.

(3)	Amounts contributed to Mr. Huffman’s account in the Employees’ 401(k) Plan for the 2005, 2004 and 2003 fiscal years, respectively.

(4)	Amounts contributed to Mr. Downing’s account in the Employees’ 401(k) Plan for the 2005, 2004 and 2003 fiscal years, respectively.

(5)	Amounts contributed to Mr. Welch’s account in the Employees’ 401(k) Plan for the 2005, 2004 and 2003 fiscal years, respectively.

OPTION GRANTS IN LAST FISCAL YEAR
The following table and notes provide information on option grants to the executive officers named in the Summary Compensation Table above to whom grants were made in fiscal year 2005.

	Individual Grants
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration	Grant Date
Name	Granted (1)	Fiscal Year (2)	Per Share	Date	Present Value(3)
John S. Davis	18,750	24.8%	$28.365	1/28/2015	$97,500
W.G. Coffeen, III	7,500	9.9%	$28.365	1/28/2015	$39,000
Charles P. Huffman	7,500	9.9%	$28.365	1/28/2015	$39,000
G. Edgar Downing, Jr.	4,500	5.9%	$28.365	1/28/2015	$23,400
Gregory H. Welch	6,000	7.9%	$28.365	1/28/2015	$31,200

(1)	Options are granted with an exercise price equal to market value on the date of the grant and are exercisable in cumulative 25% increments at the end of each of the four years following the date of grant, subject to accelerated vesting upon a change of control, and further subject to the condition that no option may be exercised later than ten years after the date of the grant.

(2)	The Company granted options representing 75,750 shares to employees during fiscal year 2005.

(3)	The Company has used the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. The Company does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value are as follows: a risk-free interest rate of 3.90%, the rate applicable to a six-year treasury security at the time of the award; a dividend yield of 3.13%, the yield at the time the option award was made; volatility of 0.2096, calculated based on the past 36 months of the Company’s closing stock prices prior to the grant date; a stock price at date of grant of $28.365; and a six-year expected average life of options. No adjustments were made for forfeitures or vesting restrictions on exercise.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information at September 30, 2005 with respect to the Company’s equity compensation plans that provide for the issuance of options, warrants or rights to purchase the Company’s securities.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance under Equity
	Issued upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options, warrants	Outstanding Options,	(excluding securities reflected
Plan Category	and Rights	Warrants and Rights	in the first column)
Equity Compensation Plans Approved by Security Holders	299,589	$20.979	307,575

Equity Compensation Plans Not Approved by Security Holders	-0-	-0-	-0-

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND 2005 FISCAL YEAR-END OPTION VALUES
The following table and notes provide information on options exercised during the last fiscal year and the value at September 30, 2005 of unexercised options held by the executive officers listed in the Summary Compensation Table.

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the- Money Options
	Acquired on	Value	Options at 9/30/05 (#)	at 9/30/05 ($)(2)
Name and Position	Exercise (#)	Realized(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
John S. Davis	30,000	$516,009	36,563/42,187	$438,058/$139,217
W.G. Coffeen, III	4,500	$67,764	7,875/16,875	$76,178/$55,688
Charles P. Huffman	-0-	-0-	16,875/16,875	$208,238/$55,688
G. Edgar Downing, Jr.	1,850	$35,540	10,500/9,750	$132,258/$29,723
Gregory H. Welch	-0-	-0-	22,500/16,500	$267,930/$73,008

(1)	Calculation based on sales prices where applicable, or on the closing price of Common Stock on the exercise date.

(2)	The ultimate realization of value on the exercise of such options is dependent upon the market price of Common Stock at the time of exercise. Calculations are based on the $27.59 closing price of Common Stock on the last trading day of the fiscal year.
Employees’ Retirement Plan. The Employees’ Retirement Plan is a defined benefit plan which covers all full-time employees upon attainment of age 21 and completion of one year of service. Benefits are generally based on various percentages of regular basic compensation for each year of the individual’s service, but if the resulting benefit is greater, is based upon average compensation during the last five years of employment proportionately reduced for years of service less than twenty and reduced by 70% of Social Security benefits. Participants are vested after five years of continuous service and are eligible for early retirement at or after age 55 with ten years of credited service.
Participants bear no costs of the Plan. Amounts accrued pursuant to the Plan for the accounts of the individuals named in the Summary Compensation Table above cannot be readily calculated. The estimated annual retirement benefit under the Plan, based on current remuneration and assuming retirement at age 65, of Mr. Davis, Mr. Coffeen, Mr. Huffman, Mr. Downing and Mr. Welch are $58,668, $82,486, $86,452, $76,026 and $64,023, respectively. Years of service now credited under the Plan for Mr. Davis, Mr. Coffeen, Mr. Huffman, Mr. Downing and Mr. Welch are 10, 18, 25, 14 and 9 years, respectively. The estimated annual benefits are net of any reductions for Social Security benefits or other offset amounts.
Employee Savings Plan. The Employee Savings Plan is a qualified voluntary contributory retirement plan under Section 401(k) of the Internal Revenue Code established on September 1, 1988. Eligibility requirements are one year of employment and 21 years of age. Eligible employees can invest up to 50% of their base salary in the plan, subject to statutory maximums. Employee contributions vest immediately and can be allocated among a stable value fund, bond funds, or equity funds, as directed by the employee. The Company makes a contribution, equal to 50% of an employee’s contribution, but not more than 3% of the employee’s base salary. Company contributions are initially invested in Common Stock, can be allocated among a stable value fund, bond funds, or equity funds, as directed by the employee, and are vested in cumulative increments of 20% for each of the first five years of an employee’s service. Participants may withdraw their contributions or borrow from their accounts subject to certain conditions. Company contributions for the 2005, 2004 and 2003 fiscal years for each of the executive officers named therein are included in the Summary Compensation Table above.
Agreements with Mr. Davis. As of January 26, 1996 Mobile Gas entered into an unfunded and unsecured deferred compensation agreement with Mr. Davis substantially in accordance with a proposal provided by consultants retained by Mobile Gas (the “Deferred Compensation Agreement”). The Deferred Compensation Agreement provides for benefits to be paid to Mr. Davis upon retirement, in such amount as would, taken together with amounts payable under the Employees’ Retirement Plan, equal that which would have been payable to Mr. Davis upon retirement with the greater of 20 years or his actual years of service with Mobile Gas. The Deferred Compensation Agreement also provides for a benefit payable if Mr. Davis terminates employment with Mobile Gas for any reason prior to age 65. The severance benefit would be equal to two-thirds of the monthly benefit which would have been paid to Mr. Davis under the Employees’ Retirement Plan if he had retired on his 65th birthday, but based on Mr. Davis’ actual employment history with Mobile Gas as of the date his employment ceases.
On December 10, 1999, the Company entered into an unfunded Supplemental Deferred Compensation Agreement (the “Supplemental Agreement”) with Mr. Davis. Under the Supplemental Agreement, the Company will pay a benefit to Mr. Davis equal the difference between: (a) the benefit that would have been payable to Mr. Davis under the Employee’s Retirement Plan, as supplemented by the Deferred Compensation Agreement, but for (i) the limit on compensation that can be taken into account in calculating benefits payable thereunder pursuant to Section 401(a)(17) of the Internal Revenue Code, as amended (the “Code”), and (ii) the limit on the benefits that may be paid thereunder pursuant to Section 415 of the Code; and (b) the benefit that is payable to Mr. Davis under the Employees’ Retirement Plan, as supplemented by the Deferred Compensation Agreement. The Supplemental Agreement provides that the benefit paid to Mr. Davis thereunder shall be paid in the same form and manner as the benefit paid under the Deferred Compensation Agreement, provided, however, that the Company may in its discretion accelerate the payments due under the Supplemental Agreement. The Supplemental Agreement further provides that the amounts payable thereunder are general unsecured obligations of the Company. The Company estimates that the annual amount payable to Mr. Davis under the Supplemental Agreement and the Deferred Compensation Agreement, based upon Mr. Davis’ current remuneration and the formula for calculating benefits under the Employees’ Retirement Plan and assuming retirement at age 65, would be $95,488.
Change of Control Agreements. The Company has entered into Change of Control Agreements with Messrs. Davis, Coffeen, Huffman, Downing and Welch. Generally, such agreements provide that if, within twenty-four months following the change in control of the Company (as defined in the agreements), the officer’s employment is terminated in a qualified termination, then the Company shall make a lump-sum payment to the officer equal to a specified percentage of the officer’s “compensation,” defined as the officer’s annualized base salary in effect immediately prior to the change in control, plus the higher of (a) the annual bonus awarded the officer pursuant to the Company’s Officer’s Incentive Compensation Plan (“Bonus”) with respect to the fiscal year immediately preceding the fiscal year in which the change in control occurs or (b) the average of the Bonus awards to the officer with respect to the three fiscal years immediately preceding the fiscal year in which the change in control occurs. For purposes of establishing the applicable percentage, the Company has established a three-tier structure in which tier-one officers receive 297% of such compensation, tier-two officers receive 200% of such compensation, and tier-three officers receive 100% of such compensation, and has designated Mr. Davis as a tier-one officer, and the other officers named in the Summary Compensation Table above as tier-two officers. The agreements also provide for continuation of certain insurance and other employee benefits for a period of twenty-four months following a qualified termination of employment. For purposes of the agreements, (i) the term “qualified termination” means a termination other than for cause, by the officer for good reason or by written agreement to such effect between the officer and the Company, (ii) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (iii) the term “good reason” generally means a reduction in the officer’s position, duties, responsibilities, status, compensation or benefits.
Other Compensation. The Company provides certain equipment, facilities, benefits and services to various officers to assist them in performing their corporate responsibilities and duties in connection with business of the Company, such as life and accidental death and dismemberment insurance, automobile allowances and club memberships. The Summary Compensation Table does not include the value of such equipment, facilities and services which might be deemed attributable to personal use by the recipient, because the cost to the Company of such personal benefits with respect to any executive officer named in the Summary Compensation Table did not exceed the lesser of $50,000 or 10 percent of the compensation reported with respect to such executive officer.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company’s Board of Directors is currently comprised of four outside directors: Mr. Bell, Mr. Hope, Ms. Marston and Mr. Van Antwerp. Based upon recommendations of the Chief Executive Officer with respect to executive officers other than himself, the Committee reviews and makes recommendations to the Board with respect to salaries and other compensation for officers of the Company and its subsidiaries. Decisions by the Committee with respect to compensation of executive officers of the Company and its subsidiaries, including the Chief Executive Officer of the Company, are reviewed and approved by the Board. The Committee is continuing to implement its compensation philosophy, which includes the following five principles:
1. Objectives: The Company’s two primary compensation objectives are to provide a competitive compensation package that will enable the Company to attract and retain a highly-qualified executive team, and to provide a significant amount of variable compensation that is contingent upon objectively-measured performance, so as to align executive interests with those of customers and stockholders.
2. Competitiveness: Compensation comparisons will be made against similar-size public utilities on a national basis, to allow the Company to compete nationally for top executive talent. Competitive levels of four compensation components will be measured:
•	Base salary, to be targeted above the median for the peer group, with the primary consideration being external market levels and a secondary consideration being internal equity concerns.

•	Annual incentives, to be targeted at the median, to motivate and reward accomplishment of key corporate priorities and objectives.

•	Long-term incentives, to be targeted below the median, so that total target compensation (base salary plus annual incentives plus long-term incentives) would equal median total compensation for peer group executives.

•	Benefits and perquisites, to be targeted at the low end of the competitive range, so as to provide reasonable levels of security and protection but to not emphasize this component of the total compensation package.
3. Leverage: Annual and long-term incentives are to have significant upside and downside variability so as to create a strong relationship between the level of total executive compensation and the level of performance achieved.
4. Basis for measurements: Annual and incentive plans are to emphasize teamwork, and are to be based in large part on corporate performance, but will provide latitude to reward individual performance and contributions. Annual incentives are to reflect a balance between stockholder and customer interests, and between financial and operational goals, with financial objectives weighted more heavily with respect to senior executives, and operational goals being more heavily weighted at lower executive levels. Long-term incentives are to focus on stockholder interests and are to be tied, in part, to performance of Common Stock.
5. Alignment with Stockholder Interests: The executive compensation program is intended to increase the alignment between executive interests and stockholders.
Determination of annual base salary and incentive compensation for each of the Company’s executive officers, including Mr. Davis, are made in accordance with the foregoing criteria, with salary amounts and cash incentive targets and awards being recommended by the Chief Executive Officer with respect to other executive officers, and the salary and cash incentive targets and awards for the Chief Executive Officer being determined by the Committee.
Consistent with the foregoing compensation philosophy, long-term incentives in the form of stock options have been granted since fiscal year 1995. Awards were also made under the Mobile Gas Service Corporation Incentive Compensation Plan (the “1992 Incentive Plan”), which was assumed by the Company in 1998. All incentive units which had been awarded to current employees, other than 6,750 units awarded to Mr. Davis, have been surrendered; payments to Mr. Davis under the 1992 Incentive Plan are included under the “Other Annual Compensation” column in the Summary Compensation Table above.
It is the Committee’s current intention that no further awards will be made under the 1992 Incentive Plan, and that incentive awards will continue to be made under the Company’s Officers Incentive Compensation Plan which became effective as of the fiscal year beginning October 1, 1996 (the “Officers Incentive Plan”). Under the Officers Incentive Plan, cash incentive awards to Company officers, computed as a percentage of base salary, are made by the Committee based on three performance measures (the first two being referred to as “Company Objectives” and the third being referred to as “Personal Objectives”):
•	The Company’s Return on Common Equity (“ROE”), compared to the ROE of a group of peer companies;

•	The Company’s earnings per share (“EPS”) compared to a target EPS goal established by the Committee; and

•	Specific individual personal performance objectives to be established annually for each participant in the Officers Incentive Plan.
The Officers Incentive Plan provides for a target award level for the President and Chief Executive Officer of the Company at a specified percentage of base salary, and for other officers of the Company at a lesser percentage. The Officers Incentive Plan also provides for relative weighting of the three performance objectives at specified percentages for the President and Chief Executive Officer, with different specified percentages for all other officers. The relative weighting of performance objectives for the President and Chief Executive Officer places exclusive emphasis on the Company Objectives. The relative weighting for officers other than Mr. Welch places 75% weighting on Company Objectives and 25% on Personal Objectives. For Mr. Welch, who has primary management responsibility for a Company subsidiary, the relative weighting includes three parts, with 25% emphasis on Personal Objectives and the 75% Company Objectives component being measured in equal parts by performance of the Company as a whole and by performance of the subsidiary. Depending on the degree to which Company Objectives and Personal Objectives are attained or exceeded, awards may range from 50% to 150% of the target award level. Incentive awards with respect to the 2005 fiscal year to the named executive officers are reported as bonus in the Summary Compensation Table above. The awards made, including with respect to the President and Chief Executive Officer, reflect that the Company Objective for EPS was exceeded but the Company Objective for ROE was not achieved.
Walter A. Bell, John C. Hope, III, Judy A. Marston and Thomas B. Van Antwerp
Members, Compensation Committee

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Mr. Bell, Mr. Hope, Ms. Marston and Mr. Van Antwerp are the members of the Compensation Committee of the Board of Directors. Mr. Hope serves as Chairman of the Board of Directors, but is neither an employee nor an executive officer of the Company.
AUDIT COMMITTEE REPORT
Each member of the Company’s Audit Committee meets the independence requirements set by the National Association of Securities Dealers. The Committee members reviewed and discussed the Company’s audited financial statements for the fiscal year ending September 30, 2005 with management. The Committee also discussed all the matters required to be discussed by Statement of Auditing Standards No. 61 with the Company’s independent auditors, Deloitte & Touche LLP. The Committee received the written disclosures and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants their independence. Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the Securities and Exchange Commission.
The Board of Directors has adopted a written charter to govern the Audit Committee. A copy of the Company’s Audit Committee Charter as amended through December 3, 2004 (which has not since been amended), was included as Appendix A to the Company’s proxy statement with respect to the 2005 Annual Meeting of Stockholders.
Walter L. Hovell, G. Montgomery Mitchell, S. Felton Mitchell, Harris V. Morrissette and Robert H. Rouse
Members, Audit Committee
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
The firm of Deloitte & Touche LLP has served as independent public accountants to audit the Company’s financial statements for the past nineteen years and they have been selected by the Board of Directors to continue in such capacity as independent public accountants for the Company for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Audit Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $500,000 and $145,100 for fiscal 2005 and fiscal 2004, respectively, for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q or services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and fees incurred in meeting compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $45,000 and $18,800 for fiscal 2005 and fiscal 2004, respectively, for assurance and related services, that were reasonably related to the performance of the audit or review of the Company’s financial statements, including an audit of the Company’s employee benefit plans each year.

Tax Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $12,000 and $9,300 for fiscal 2005 and fiscal 2004, respectively, for professional services rendered for tax compliance, tax advice and tax planning.
All Other Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $3,000 and $10,700 for fiscal 2005 and fiscal 2004, respectively, for services other than those described in the three immediately preceding paragraphs, including services associated with the establishment of a grantor trust in connection with the Deferred Fee Plan in 2004.
The Audit Committee of Board of Directors has considered whether the provision by Deloitte & Touche LLP of the services covered by the fees other than the audit fees is compatible with maintaining Deloitte & Touche LLP’s independence and believes that it is compatible.
Audit Committee Preapproval Policies. The Audit Committee of the Board of Directors has adopted preapproval policies and procedures with respect to engagements of Deloitte & Touche LLP. A copy of the Audit Committee Guidelines reflecting these policies and procedures was attached as Appendix B to the Company’s proxy statement with respect to the 2005 Annual Meeting of Stockholders.
ENERGYSOUTH, INC. STOCK PERFORMANCE GRAPH
The following graph compares the value of $100 invested on October 1, 2000 in Common Stock, the Hemscott (formerly known as CoreData) Utilities Industry Group Index (the “Hemscott Gas Index”), and the Russell 2000 Index, assuming reinvestment of dividends. The Hemscott Gas Index, published as Industry Group Index No. 912 by Hemscott of Richmond, Virginia, consists of 28 gas utilities including the Company.

Fiscal Year Ending	2000	2001	2002	2003	2004	2005

ENERGYSOUTH, INC.	100.00	114.04	139.25	177.90	239.32	249.57
Hemscott Gas Index	100.00	100.15	97.09	121.89	149.45	201.95
Russell 2000 Index	100.00	77.65	69.48	93.52	110.34	128.61

STOCKHOLDER PROPOSALS
Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission (“SEC”). In order to be included in EnergySouth’s proxy statement and form of proxy relating to its 2007 Annual Meeting pursuant to Rule 14a-8 promulgated by the SEC (“Rule 14a-8”), proposals from stockholders to be presented at the 2007 Annual Meeting must be received by the Secretary of EnergySouth no later than August 18, 2006. The date after which notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely is November 1, 2006. If notice of such a shareholder proposal is received by the Company after November 1, 2006, then the Company’s proxy for the 2007 Annual Meeting may confer discretionary authority to vote on such matter without discussion of such matter in the proxy statement for the 2007 Annual Meeting.
OTHER PROPOSALS
As of this date, the Company does not know of any other business to be presented at the meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented to the meeting and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

Please sign, date, and return the enclosed proxy promptly in the enclosed envelope on which no postage stamp is necessary if mailed in the United States.

ENERGYSOUTH, INC.
By G. EDGAR DOWNING, JR.
Secretary
Mobile, Alabama
Dated December 19, 2005

PROXY
ENERGYSOUTH, INC.
Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders, January 27, 2006
     The undersigned hereby appoints John S. Davis and G. Edgar Downing, Jr., and each of them, as proxies, each with power of substitution and revocation, to vote at the Annual Meeting of Stockholders of EnergySouth, Inc. (the “Company”) to be held in the Auditorium of the Company at 2828 Dauphin Street, Mobile, Alabama on Friday, January 27, 2006, at 10:00 a.m., Central Standard Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be able to cast if personally present at the Annual Meeting.
     The shares represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder. The proxies, or either one of them, are authorized, in their or his discretion to vote the shares of the undersigned stockholder represented by this Proxy in favor of an adjournment or adjournments of said meeting for the purpose of allowing time for additional solicitation of proxies.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

1

☑ Please mark votes as in this example.
IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ALL OF THE DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1.

1.	ELECTION OF DIRECTORS (the Board of Directors favors a vote “FOR”):	2.	In their discretion, the proxies are authorized to vote upon such other and further business as may properly come before the meeting or any and all adjournments thereof.

	For a term expiring 2009: (01) John C. Hope, III, (02) Judy A. Marston, (03) S. Felton Mitchell, Jr., and (04) Thomas B. Van Antwerp	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

	☐FOR ALL NOMINEES	Please sign, date and mail this Proxy in the envelope provided. No postage is necessary if mailed in the United States.
☐WITHHELD FROM ALL NOMINEES

	☐ For all nominees except as noted above	Please sign exactly as the name appears hereon. If stock is held in the name of joint owners, each should sign. Attorneys, executors, administrators, guardians, trustees and corporate officers should so indicate.

Stockholder Signature(s)	Date	Stockholder Signature(s)	Date